Exhibit 3.3
THIRD AMENDED AND RESTATED AGREEMENT OF
LIMITED PARTNERSHIP OF
DUNCAN ENERGY PARTNERS L.P.
     THIS THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) of Duncan Energy Partners L.P. (the “Partnership”), dated as of September 7, 2011 and effective immediately following the Effective Time (as defined in the Merger Agreement (as defined herein)) and concurrently with the Closing (as defined in the Exchange and Contribution Agreement (as defined herein)) (the “Restatement Time”) is entered into and executed by DEP Holdings, LLC, a Delaware limited liability company, as “General Partner,” and Enterprise GTM Holdings L.P., a Delaware limited partnership (“GTM”), and Enterprise Products OLPGP, Inc., a Delaware corporation (“OLPGP”) as the “Limited Partners” and each a “Limited Partner.”
RECITALS
     WHEREAS, Enterprise Products Partners L.P., a Delaware limited partnership (“Enterprise”), Enterprise Products Holdings LLC, EPD MergerCo LLC, a Delaware limited liability company and a wholly owned subsidiary of Enterprise (“MergerCo”), the Partnership and the General Partner entered into an Agreement and Plan of Merger, dated as of April 28, 2011 (the “Merger Agreement”), effecting, at the Effective Time (as defined in the Merger Agreement), the merger of MergerCo with and into the Partnership, with the Partnership surviving the merger as a wholly owned subsidiary of Enterprise (the “Merger”) and the cancellation and conversion of each common unit representing limited partner interests in the Partnership into the right to receive 1.010 common units representing limited partner interests in Enterprise (the “Enterprise Common Units”);
     WHEREAS, Enterprise, OLPGP, Enterprise Products Operating LLC, Enterprise Products GTM, LLC, Enterprise GTMGP LLC and GTM entered into an Exchange and Contribution Agreement, dated the date hereof (the “Exchange and Contribution Agreement”), reflecting, among other things, effective at the Restatement Time, (i) the exchange by GTM of all of the Enterprise Common Units it is entitled to receive as a result of the Merger for a limited partner interest in the Partnership equal to the same limited partner interest in the Partnership owned by GTM immediately prior to the Effective Time, and (ii) the contribution in accordance with the Exchange and Contribution Agreement by Enterprise to the Limited Partners of the limited partner interest in the Partnership acquired by Enterprise in the Merger from the limited partners of the Partnership other than GTM, with the result that OLPGP and GTM become the sole limited partners of the Partnership; and
     WHEREAS, this Agreement, effective at the Restatement Time, amends and restates the Existing Partnership Agreement (as defined herein) in its entirety, to reflect, among other things, the admission of the Limited Partners as the sole limited partners of the Partnership;

     NOW, THEREFORE, BE IT RESOLVED, in consideration of the covenants, conditions and agreements contained herein, the General Partner and the Limited Partners agree as follows:
ARTICLE I
DEFINITIONS
     The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.
     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and polices of a Person, whether through ownership of voting securities.
     “Agreement” has the meaning set forth for such term in the first paragraph of this Agreement.
     “Allocation Regulations” means Treas. Reg. §§ 1.704-1(b), 1.704-2 and 1.703-3 (including any temporary regulations) as such regulations may be amended and in effect from time to time and any corresponding provision of succeeding regulations.
     “Carrying Value” means (a) with respect to property contributed to the Partnership, the fair market value of such property at the time of contribution reduced (but not below zero) by all depreciation, depletion (computed as a separate item of deduction), amortization and cost recovery deductions charged to the Partners’ capital accounts, (b) with respect to any property whose value is adjusted pursuant to the Allocation Regulations, the adjusted value of such property reduced (but not below zero) by all depreciation and cost recovery deductions charged to the Partners’ capital accounts and (c) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination.
     “Certificate of Limited Partnership” means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware as described in the first sentence of Section 2.5 as amended or restated from time to time.
     “Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such act.
     “Existing Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Duncan Energy Partners L.P. dated September 7, 2011.
     “General Partner” has the meaning set forth for such term in the first paragraph of this Agreement.
     “GTM” has the meaning set forth for such term in the first paragraph of this Agreement.

     “Indemnitee” means (a) the General Partner, (b) any Person who is an Affiliate of the General Partner, (c) any Person who is serving at the request of the General Partner or any Affiliate of the General Partner as a member, partner, director, officer, fiduciary or trustee of the General Partner or any subsidiary or other Affiliate controlled by the Partnership, and (d) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.
     “Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretive or advisory opinion or letter of a governmental authority.
     “Limited Partner” or “Limited Partners” has the meaning set forth for such term in the first paragraph of this Agreement.
     “OLPGP” has the meaning set forth for such term in the first paragraph of this Agreement.
     “Partner” means the General Partner or the Limited Partners.
     “Partnership” has the meaning set forth for such term in the first paragraph of this Agreement.
     “Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, unincorporated organization, association, government agency or political subdivision thereof or other entity.
     “Percentage Interest” means, with respect to any Partner, the percentage interest of such Partner in the Partnership as set forth in Section 2.6 of this Agreement.
     “Required Interest” means one or more Limited Partners having among them more than 50% of the Percentage Interests of all Limited Partners in their capacities as such.
ARTICLE II
ORGANIZATIONAL MATTERS
     2.1 Formation. The General Partner and the Limited Partners hereby continue the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner and the Limited Partners hereby enter into this Agreement to set forth the rights and obligations of the Partnership and certain matters related thereto. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.
     2.2 Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, “Duncan Energy Partners L.P.”
     2.3 Principal Office; Registered Office.

          (a) The principal office of the Partnership shall be at 1100 Louisiana Street, 10th Floor, Houston, Texas 77002 or such other place as the General Partner may from time to time designate.
          (b) Unless and until changed by the General Partner, the address of the Partnership’s registered office in the State of Delaware shall be the Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and the name of the Partnership’s registered agent for service of process at such address shall be The Corporation Trust Company.
     2.4 Term. The Partnership shall continue in existence until an election to dissolve the Partnership is made by the General Partner.
     2.5 Organizational Certificate. The Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act.
     2.6 Partnership Interests. Effective as of the Restatement Time, DEP Holdings, LLC continues as the sole general partner of the Partnership, GTM and OLPGP each continue as a limited partner of the Partnership and the Partners shall have Percentage Interests as set forth below:

General Partner	Percentage Interest
DEP Holdings, LLC	0.7% general partner interest

Limited Partners	Percentage Interest
Enterprise Products OLPGP, Inc.	0.001% limited partner interest
Enterprise GTM Holdings L.P.	99.299% limited partner interest
ARTICLE III
PURPOSE
     The purpose and business of the Partnership shall be to engage in any lawful activity for which limited partnerships may be organized under the Delaware Act.
ARTICLE IV
CAPITAL ACCOUNT ALLOCATIONS
     4.1 Capital Accounts. The Partnership shall maintain a capital account for each of the Partners in accordance with the regulations issued pursuant to Section 704 of the Internal Revenue Code of 1986, as amended (the “Code”), and as determined by the General Partner as consistent therewith.

     4.2 Allocations.
          (a) General. After giving effect to the special allocations set forth in Section 4.2(b), for purposes of maintaining the capital accounts and in determining the rights of the Partners among themselves, all items of income, gain, loss and deduction of the Partnership shall be allocated and charged to the Partners’ capital accounts in accordance with their respective Percentage Interests.
          (b) Special Allocations. Notwithstanding any other provisions of this Section 4.2, the following special allocations shall be made prior to making any allocations provided for in 4.2(a) above:
     (i) Minimum Gain Chargeback. Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain (as generally defined under Treas. Reg. § 1.704-1 or § 1.704-2) for a taxable year (or if there was a net decrease in Minimum Gain for a prior taxable year and the Partnership did not have sufficient amounts of income and gain during prior years to allocate among the Partners under this subsection 4.2(b)(i), then items of income and gain shall be allocated to each Partner in an amount equal to such Partner’s share of the net decrease in such Minimum Gain (as determined pursuant to Treas. Reg. § 1.704-2(g)(2)). It is the intent of the Partners that any allocation pursuant to this subsection 4.2(b)(i) shall constitute a “minimum gain chargeback” under Treas. Reg. § 1.704-2(f) and shall be interpreted consistently therewith.
     (ii) Partner Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Article 4, except subsection 4.2(b)(i), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain (as generally defined under Treas. Reg. § 1.704-1 or § 1.704-2), during any taxable year, any Partner who has a share of the Partner Nonrecourse Debt Minimum Gain shall be allocated such amount of income and gain for such year (and subsequent years, if necessary) determined in the manner required by Treas. Reg. § 1.704-2(i)(4) as is necessary to meet the requirements for a chargeback of Partner Nonrecourse Debt Minimum Gain.
     (iii) Priority Allocations. Items of Partnership gross income or gain for the taxable period shall be allocated to the Partners until the cumulative amount of such items allocated to each Partner pursuant to this Section 4.2(b)(iii) for the current and all previous taxable years equals the cumulative amount of distributions made to such Partner pursuant to Section 5.02(a) for the current and all previous taxable years.
     (iv) Qualified Income Offset. Except as provided in subsection 4.2(b)(i) and (ii) hereof, in the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treas. Reg. Sections 1.704-1(b)(2)(i)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-

1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Allocation Regulations, the deficit balance, if any, in its adjusted capital account created by such adjustments, allocations or distributions as quickly as possible.
     (v) Gross Income Allocations. In the event any Partner has a deficit balance in its adjusted capital account at the end of any Partnership taxable period, such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this subsection 4.2(b)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its adjusted capital account after all other allocations provided in this Section 4.2 have been tentatively made as if subsection 4.2(b)(v) were not in the Agreement.
     (vi) Partnership Nonrecourse Deductions. Partnership Nonrecourse Deductions (as determined under Treas. Reg. Section 1.704-2(c)) for any fiscal year shall be allocated among the Partners in proportion to their Partnership Interests.
     (vii) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions (as defined under Treas. Reg. Section 1.704-2(i)(2)) shall be allocated pursuant to Treas. Reg. Section 1.704-2(i) to the Partner who bears the economic risk of loss with respect to the partner nonrecourse debt to which it is attributable.
     (viii) Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to the Allocation Regulations, to be taken into account in determining capital accounts, the amount of such adjustment to the capital accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their capital accounts are required to be adjusted pursuant to the Allocation Regulations.
     (ix) Curative Allocation. The special allocations set forth in subsections 4.2(b)(i), (ii) and (iv)-(vii) (the “Regulatory Allocations”) are intended to comply with the Allocation Regulations. Notwithstanding any other provisions of this Section 4.2, the Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Partners such that, to the extent possible, the net amount of allocations of such items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each Partner if the Regulatory Allocations had not occurred.

          (c) Tax Allocations. For federal income tax purposes, except as otherwise required by the Code, the Allocation Regulations or the following sentence, each item of Partnership income, gain, loss, deduction and credit shall be allocated among the Partners in the same manner as corresponding items are allocated in Sections 4.2(a) and (b). Notwithstanding any provisions contained herein to the contrary, solely for federal income tax purposes, items of income, gain, depreciation, gain or loss with respect to property contributed or deemed contributed to the Partnership by a Partner shall be allocated so as to take into account the variation between the Partnership’s tax basis in such contributed property and its Carrying Value in the manner provided under Section 704(c) of the Code and Treas. Reg. § 1.704-3(d) (i.e. the “remedial method”).
     4.3 Distributions. From time to time, but not less often than quarterly, the General Partner shall review the Partnership’s accounts to determine whether distributions are appropriate. The General Partner may make such cash distribution as it, in its sole discretion, may determine without being limited to current or accumulated income or gains from any Partnership funds, including, without limitation, Partnership revenues, capital contributions or borrowed funds; provided, however, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Partnership exceed the fair market value of the assets of the Partnership. In its sole discretion, the General Partner may, subject to the foregoing proviso, also distribute to the Partners other Partnership property, or other securities of the Partnership or other entities. All distributions by the General Partner shall be made in accordance with the Percentage Interests of the Partners.
ARTICLE V
MANAGEMENT AND OPERATIONS OF BUSINESS
     Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner; the Limited Partners shall not have any power to control or manage the Partnership.
ARTICLE VI
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS
     The Limited Partners shall have no liability under this Agreement except as provided for herein or in the Delaware Act.
ARTICLE VII
DISSOLUTION AND LIQUIDATION
     7.1 Dissolution. The Partnership shall be dissolved, and its affairs shall be wound up as provided in Section 2.4.
     7.2 Liquidation and Termination. On dissolution of the Partnership the General Partner shall act as liquidator or may appoint one or more other Persons as liquidator; provided,

however, that if the Partnership dissolves on account of an event of the type described in Section 17-402(a)(4)-(12) of the Delaware Act with respect to the General Partner, the liquidator shall be one or more Persons selected in writing by a Required Interest. The liquidator shall proceed diligently to wind up the affairs of the Partnership and make final distributions as provided in this Agreement. The costs of liquidation shall be borne as a Partnership expense. Until final distribution, the liquidator shall continue to operate the Partnership properties with all of the power and authority of the General Partner. The steps to be accomplished by the liquidator are as follows:
          (a) as promptly as practicable after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Partnership’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;
          (b) the liquidator shall pay from Partnership funds all of the debts and liabilities of the Partnership or otherwise make adequate provision for them (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and
          (c) all remaining assets of the Partnership shall be distributed to the Partners as follows:
     (i) the liquidator may sell any or all Partnership property, including to Partners, and any resulting gain or loss from each sale shall be computed and allocated to the capital accounts of the Partners;
     (ii) with respect to all Partnership property that has not been sold, the fair market value of that property shall be determined and the capital accounts of the Partners shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the capital accounts previously would be allocated among the Partners if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and
     (iii) Partnership property shall be distributed among the Partners in accordance with the positive capital account balances of the Partners, as determined after taking into account all capital account adjustments for the taxable year of the Partnership during which the liquidation of the Partnership occurs (other than those made by reason of this clause (iii)); and those distributions shall be made by the end of the taxable year of the Partnership during which the liquidation of the Partnership occurs (or, if later, 90 days after the date of the liquidation).
All distributions in kind to the Partners shall be made subject to the liability of each distributee for its allocable share of costs, expenses, and liabilities previously incurred or for which the

Partnership has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributee under this Section 7.2. The distribution of cash and/or property to a Partner in accordance with the provisions of this Section 7.2 constitutes a complete return to the Partner of its Capital Contributions and a complete distribution to the Partner of its Partnership Interest and all the Partnership’s property and constitutes a compromise to which all Partners have consented within the meaning of Section 17-502(b)(1) of the Delaware Act. To the extent that a Partner returns funds to the Partnership, it has no claim against any other Partner for those funds.
     7.3 Termination. On completion of the distribution of Partnership assets as provided in this Agreement, the Partnership is terminated, and the General Partner (or such other Person or Persons as the Delaware Act may require or permit) shall cause the cancellation of the Certificate and any filings made as provided in Section 2.5 and shall take such other actions as may be necessary to terminate the Partnership.
ARTICLE VIII
AMENDMENT OF PARTNERSHIP AGREEMENT
     The General Partner may amend any provision of this Agreement without the consent of the Limited Partners and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.
ARTICLE IX
INDEMNIFICATION
     9.1 Indemnification.
          (a) To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, as a result of actions taken by such Indemnitee in its capacity as a Person of the type described in clauses (a)-(d) of the definition of the term “Indemnitee”; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a Person other than the General Partner) not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 9.1 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

          (b) To the fullest extent permitted by Law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 9.1(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 9.1.
          (c) The indemnification provided by this Section 9.1 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of Law or otherwise, both as to actions in the Indemnitee’s capacity as a Person of the type described in clauses (a)-(d) of the definition of the term “Indemnitee,” and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
          (d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
          (e) For purposes of this Section 9.1, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, the Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable Law shall constitute “fines” within the meaning of Section 9.1(a); and action taken or omitted by the Indemnitee with respect to any employee benefit plan in the performance of such Indemnittee’s duties for a purpose reasonably believed by such Indemnitee to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.
          (f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.
          (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 9.1 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
          (h) The provisions of this Section 9.1 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

          (i) No amendment, modification or repeal of this Section 9.1 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to receive indemnification (including expense advancement as provided by Section 9.1(b)) from the Partnership, nor the obligations of the Partnership to indemnify, or advance the expenses of, any such Indemnitee under and in accordance with the provisions of this Section 9.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.
          (j) THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 9.1 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.
     9.2 Liability of Indemnitees.
          (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners or any other Person for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered in a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
          (b) Subject to its obligations and duties as General Partner set forth in Article V, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.
          (c) To the extent that, at Law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at Law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnitee.
          (d) Any amendment, modification or repeal of this Section 9.2 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership, the Limited Partners, the General Partner, and the Partnership’s and General Partner’s directors, officers and employees under this Section 9.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE X
TAX MATTERS
     10.1 Tax Returns. The General Partner shall cause to be prepared and filed all necessary federal and state income tax returns for the Partnership, including making the elections described in Section 10.2. Each Limited Partner shall furnish to the General Partner all pertinent information in its possession relating to Partnership operations that is necessary to enable the Partnership’s income tax returns to be prepared and filed.
     10.2 Tax Elections. The Partnership shall make the following elections on the appropriate tax returns:
          (a) to adopt a fiscal year ending on December 31 of each year;
          (b) to adopt the accrual method of accounting and to keep the Partnership’s books and records on the income-tax method;
          (c) pursuant to section 754 of the Code, to adjust the basis of Partnership properties; and
          (d) any other election the General Partner may deem appropriate and in the best interests of the Partners.
Neither the Partnership nor any Partner may make an election for the Partnership to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law.
     10.3 Tax Matters Partner. The General Partner shall be the “tax matters partner” of the Partnership pursuant to section 6231(a)(7) of the Code. The General Partner shall take such action as may be necessary to cause each Limited Partner to become a “notice partner” within the meaning of section 6223 of the Code. The General Partner shall inform each Limited Partner of all significant matters that may come to its attention in its capacity as tax matters partner by giving notice on or before the fifth Business Day after becoming aware of the matter and, within that time, shall forward to each Limited Partner copies of all significant written communications it may receive in that capacity.
ARTICLE XI
GENERAL PROVISIONS
     11.1 Addresses and Notices. Any notice to the Partnership, the General Partner or the Limited Partners shall be deemed given if received by it in writing at the principal office of the Partnership designated pursuant to Section 2.3(a).
     11.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

     11.3 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
     11.4 Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.
     11.5 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.
     11.6 Counterparts. This Agreement may be executed (by original or telecopied signature) in counterparts and by the different parties hereto in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.
[Signature page follows]

     IN WITNESS WHEREOF, this Agreement has been duly executed by the General Partner and the Limited Partners as of the date set forth above.

GENERAL PARTNER:

DEP HOLDINGS, LLC

	By:	/s/ W. Randall Fowler

	Name:	W. Randall Fowler
	Title:	President and Chief Executive Officer

LIMITED PARTNERS:

ENTERPRISE PRODUCTS OLPGP, INC.

	By:	/s/ Michael A. Creel

	Name:	Michael A. Creel
	Title:	President and Chief Executive Officer

ENTERPRISE GTM HOLDINGS L.P.

By:	Enterprise GTMGP, LLC, its general partner

	By:	/s/ Michael A. Creel

	Name:	Michael A. Creel
	Title:	President and Chief Executive Officer

Acknowledged by:

ENTERPRISE PRODUCTS PARTNERS L.P.

By:	Enterprise Products Holdings LLC, its general partner

	By:	/s/ Michael A. Creel

		Name:	Michael A. Creel
		Title:	President and Chief Executive Officer
Third Amended and Restated Agreement of Limited Partnership of Duncan Energy Partners L.P.